MONETTA TRUST
THIRD AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT
THIS AGREEMENT is made and entered into as of the December 1, 2024 (the
“Effective Date”) by and between MONETTA TRUST, a Massachusetts business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND
SERVICES, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Trust and Fund Services entered into a certain Transfer Agent Servicing Agreement, dated May 1, 2007 (the “Original Agreement”);
WHEREAS, the Trust and Fund Services entered into a certain Amended and Restated Transfer Agent Servicing Agreement dated as of December 18, 2018, which replaced the Original Agreement (the “AR Agreement”);
WHEREAS, the Trust and Fund Services entered into a certain Second Amended and Restated Transfer Agent Servicing Agreement dated as of November 1, 2023, as amended, which replaced the AR Agreement (the “2nd AR Agreement”);

WHEREAS, this Agreement shall supersede and replace the 2nd AR Agreement in its entirety;
WHEREAS, this Agreement shall supersede and replace the AR Agreement in its entirety;
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and
WHEREAS, Fund Services is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and
WHEREAS, the Trust desires to retain Fund Services to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Appointment of Fund Services as Transfer Agent

The Trust hereby appoints Fund Services as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.Services and Duties of Fund Services
(I)Fund Services shall provide the following transfer agent and dividend disbursing agent services to the Fund:
A.Receive and process all orders for the purchase, exchange, transfer and/or redemption of shares in accordance with applicable regulations, and as specified in the Funds’ prospectus and Statement of additional information (or similar disclosure documents)
filed with the Securities and Exchange Commission (“SEC”) in the Fund’s registration statement on Form N-2 (the “Prospectus”).

B.Process purchase and repurchase orders in connection with the Fund’s periodic repurchase program pursuant to Rule 23c-3 under the 1940 Act (each such order or request, a “repurchase”) with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.
C.Process repurchase requests received in good order and, where relevant, deliver appropriate documentation to the Fund's custodian.
D.Pay proceeds upon receipt from the Fund's custodian, where relevant, in accordance with the instructions of shareholders submitting repurchases.

E.Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.Prepare and transmit payments for dividends and distributions declared by the Fund with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.
H.Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).
I.Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.
J.Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

K.Prepare ad-hoc reports as necessary at prevailing rates.

L.Mail shareholder reports and Prospectuses to current shareholders.
M.Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.Provide shareholder account information upon shareholders or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund.

O.Mail and/or shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal tax laws and regulations.

P.Answer correspondence from shareholders, securities brokers and others relating to Fund Services duties hereunder within required time periods established by applicable regulation.
Q.Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which Fund Services is responsible in accordance with the “as of” processing guidelines set forth on Exhibit A hereto.
R.Prepare and file all initial state registrations and renewals, including all necessary post-effective amendments, sales reports, and other required state filings.

S.Monitor registration status in each state.

T.Develop Blue Sky sales interface with all relevant discount brokerage and other financial institutions as directed by the Trust.

U.Send periodic reports to the Trust reflecting the status of each state permit.

V.Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.
W.Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.
(II)Fund Services shall provide the following additional transfer agent services to the Fund for Internet Access, Vision Electronic Statement Service, Chat and INFORMATM
A.If the Fund so elects, Fund Services shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access (as of the date hereof, also known as Fan Web), Vision Electronic Statement Service, Chat and INFORMATM (Exhibit C) or the services described in Exhibit C.

The Trust hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits C or D are selected by the Fund, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C or D, the exhibit shall control. The provisions of Exhibits C or D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated.

B.Fund Services shall allow the Fund access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. Fund Services shall enable the Fund to access MFx services by supplying the Fund with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of Fund Services and shall be used by the Fund only as necessary to access MFx services pursuant to this Agreement. The Fund shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by Fund Services and implement such security procedures and/or devices to ensure the integrity of MFx. The Fund hereby understands that Fund Services will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. Fund Services shall notify the Fund of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Trust hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by Fund Services pursuant to this Agreement shall remain the exclusive property of Fund Services at all times.
The Trust acknowledges that the Fund is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. Fund Services MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx.
However, Fund Services will assist the Fund in verifying the accuracy of any of the information made available to the Fund through MFx and covered by this Agreement.
C In the event of termination of this Agreement, the Fund shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to Fund Services, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

3.Lost Shareholder Due Diligence Searches and Servicing
The Trust hereby acknowledges that Fund Services has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Trust hereby acknowledges that Fund Services is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.
4.Anti-Money Laundering and Red Flag Identity Theft Prevention Programs
The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by Fund Services describing various tools used by Fund Services which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).
Further, the Fund has determined that the Procedures, as part of the Fund’s overall anti-money laundering program and the Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.
Based on this determination, the Trust hereby instructs and directs Fund Services to implement the Procedures on the Fund’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s anti-money laundering and identity theft responsibilities.
Fund Services agrees to provide to the Fund:
(a)Prompt written notification of any transaction or combination of transactions that Fund Services believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Fund or any shareholder of the Fund;
Prompt written notification of any customer(s) that Fund Services reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Fund agrees not to communicate this information to the customer;
(b)Any reports received by Fund Services from any government agency or applicable industry self-regulatory organization pertaining to Fund Services anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Fund;
(c)Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and
(d)Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Fund.
The Trust hereby directs, and Fund Services acknowledges, that Fund Services shall (i) permit federal regulators access to such information and records maintained by Fund Services and relating to Fund Services’ implementation of the Procedures, on behalf of the Fund, as they may request, and (ii) permit such federal regulators to inspect Fund Services’ implementation of the Procedures on behalf of the Fund.
5.Compensation
Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of assets and property of the particular Fund involved.
6.Representations and Warranties
A.The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)A registration statement under the 1940 Act will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous private offering of its shares. In the event that the Fund determines to make a continuous public offering of shares, a registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares.

All records of the Trust (including, without limitation, all shareholder and account records) provided to USBFS by the Trust or by a prior transfer agent of the Trust are accurate and complete and USBFS is entitled to rely on all such records in the form provided.
B.Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and
(4)It is a registered transfer agent under the Exchange Act.
7.Standard of Care; Indemnification; Limitation of Liability
A.Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, except a loss arising out of or relating to Fund Services refusal or failure to comply with the terms of this Agreement or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services refusal or failure to comply with the terms of this Agreement or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services directors, officers and employees.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services refusal or failure to comply with the terms of this Agreement, or from Fund Services bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this

Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.
In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.
In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.
Representatives of the Fund shall be entitled to inspect Fund Services premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Fund, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.
Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

B.The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

C.If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.
8.Data Necessary to Perform Services
The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.Proprietary and Confidential Information
Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.
Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.
10.Records
Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. However, USBFS may keep copies as necessary to comply with regulatory requirements.

11.Compliance with Laws
The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. Fund Services services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.
12.Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of Fund Services duties or responsibilities hereunder is designated by the Fund by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services personnel in the establishment of books, records, and other data by such successor. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that may not be eliminated due to a conversion to a successor provider. If no such successor is designated, then such books, records and other data shall be returned to the Trust.
13.Term of Agreement; Amendment
This Agreement shall become effective as of the Effective Date and will continue in effect for a period of five (5) year. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Directors.
14.Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the five (5) year term, the Trust agrees to pay the following fees:

a.all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;
b.all fees associated with converting services to successor service provider;
c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.all miscellaneous costs associated with a-c above.

15.Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.
16.Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.
17.No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
18.Services Not Exclusive
Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, WI 53202
Attn: GFS Contracts
Email: GFSContracts@usbank.com

and notice to the Trust shall be sent to: Monetta Trust
1776-A S. Naperville Road, Suite 100 Wheaton, Il 60187
20.    Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

MONETTA TRUST    U.S. BANCORP FUND SERVICES, LLC

By:    /s/Robert J. Bacarella        By: /s/Greg Farley
Name: Robert Bacarella    Name:    Greg Farley

Title: Vice President                 Title: Sr. Vice President
Date: 11/26/24                     Date: 11/27/24

Exhibit A to the Transfer Agent Servicing Agreement

Separate Series of Monetta Trust

Name of Series

Monetta Young Investor Growth Fund Monetta Fund

Exhibit B to the Fund Transfer Agent Servicing Agreement

As of Processing Policy

Fund Services will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which Fund Services is responsible, at the end of each calendar month.
“Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. Fund Services will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. Fund Services will notify the adviser to the Fund on the daily share sheet of any losses for which the adviser may be held accountable.

Exhibit C to the Transfer Agent Servicing Agreement

1.Services and Definitions

A.Internet Access – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Fund group’s web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Funds, view their transaction history, and purchase additional shares through the Automated Clearing House
(“ACH”).

B.“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”
C.“INFORMA Services” means the services which are made which enables DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the system known as Fan Web (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.Vision Electronic Statement Services – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).
F.Chat – A web-based system to permit shareholders and potential shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.Electronic Services shall consist of those services set out in paragraph A through F above (“Electronic Services”).

H.“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.Duties and Responsibilities of Fund Services

Fund Services shall:

A.Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of Fund Services reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.
B.Provide installation services for Electronic Services, which shall include review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the Electronic Services site and the Fund’s web site(s) and testing the network connectivity and performance.
C.Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Fund’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by Fund Services to the Electronic Services customers, as determined solely by Fund Services or (ii) maintenance of customized features.
D.Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Fund’s web site(s) to electronically perform inquiries and create and transmit transaction requests to Fund Services.
E.Address and mail, at each applicable Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Electronic Services.
F.Prepare and process new account applications received through the Internet Service from shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:
(1)to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and
(2)the applicable Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.
G.Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the applicable Fund’s shares upon completion of the transaction.

H.Utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall Fund Services use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for use in similar applications. Fund Services will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.Inform the Fund promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which Fund Services becomes aware.

J.Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to Fund Services in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.Establish and provide to the Fund written procedures, which may be amended from time to time by Fund Services with the written consent of the Fund, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Fund and End Users.

L.Provide the Fund with daily reports of transactions listing all purchases or transfers made by each End User separately. Fund Services shall also furnish the Fund with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Fund with a copy of the auditor’s report promptly.
N.Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.Ensure the E-Statement is available for the User on the Fund’s Internet site for a minimum period of 24 months after delivery.

3.Duties and Responsibilities of the Fund

The Fund assumes exclusive responsibility for the consequences of any instructions it may give to Fund Services, for the Fund’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by Fund Services, and for the Fund’s failure to supply accurate information to Fund Services.

Also, the Fund shall:

A.Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by Fund Services.
B.Be responsible for designing, developing and maintaining one or more web sites for the Fund through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Fund shall provide Fund Services with the name of the host of the Fund’s web site server and shall notify Fund Services of any change to the Fund’s web site server host.
C.Provide Fund Services with such information and/or access to the Fund’s web site(s) as is necessary for Fund Services to provide the Electronic Services to End Users.
D.Promptly notify Fund Services of any problems or errors with the applicable Electronic Services of which the Fund becomes aware or any changes in policies or procedures of the Fund requiring changes to the Electronic Services.
4.Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Fund’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.
5.Proprietary Rights
Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.
A.The Fund’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.
B.Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.Compensation
Fund Services shall be compensated for providing the Electronic Services selected by the Fund from time to time in accordance with the fee schedule set forth in Exhibit D (as amended from time to time).

7.Additional Indemnification; Limitation of Liability

A.Subject to Section 2, Fund Services CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, Fund
Services’s sole liability to a Fund, the Fund, or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, gross negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by Fund Services hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.Fund Services shall, at its sole cost and expense, defend, indemnify, and hold harmless the Fund and each Fund and the Fund’s trustees, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.If an injunction is issued against the Fund’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, Fund Services shall, at its own option and expense, either
(i) procure for the Fund the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Fund, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Fund’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund. If in the Fund’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund, the Fund may terminate all rights and responsibilities under this Exhibit C immediately on written notice to Fund Services.
Because the ability of Fund Services to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, Fund Services shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. Fund Services shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by Fund Services or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless Fund Services selected the third party in bad faith or in a grossly negligent manner.

D.Fund Services shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at Fund Services’s data center as determined by the records maintained by Fund Services.

E.Notwithstanding anything to the contrary contained herein, Fund Services shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by Fund Services.

8.File Security and Retention; Confidentiality

A.Fund Services and its agents will provide commercially reasonable security provisions to ensure that unauthorized third parties do not have access to the Fund’s data bases, files, and other information provided by the Fund to Fund Services for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Fund Files”). Fund Services’s security provisions with respect to the Electronic Services, the Fund’s web site(s) and the Fund Files will be no less protected than Fund Services’s security provisions with respect to its own proprietary information. Fund Services agrees that any and all Fund Files maintained by Fund Services for the Fund hereunder shall be available for inspection by the Fund’s regulatory authorities during regular business hours, upon reasonable prior written notice to Fund Services, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. Fund Services will take such actions as are necessary to protect the intellectual property contained within the Fund’s web site(s) or any software, written materials, or pictorial materials describing or creating the Fund’s web site(s), including all interface designs or specifications. Fund Services will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Fund’s web site(s). In addition, Fund Services will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for Fund Services’s delivery of the Electronic Services.

B.Fund Services shall treat as confidential and not disclose or otherwise make available any of the Fund’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of Fund Services. Fund Services will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that Fund Services uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Fund’s request, Fund Services shall return to the Fund, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.Notwithstanding the above, Fund Services will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY Fund Services “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND Fund Services EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Fund will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by Fund Services in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit D to the Fund Transfer Agent Servicing Agreement

Transfer Agent, Shareholder & Account Services Fee Schedule
Annual Service Charges to the Fund*
Base Fee per CUSIP
$15,000 for each CUSIP in Fund Complex
Open Direct Accounts    $12.00 per open account
Open NSCC Level 3 Accounts    $10.00 per open account
Closed (zero balance) Accounts    $ 2.50 per closed account
Daily Accrual Fund Accounts    $22.00 per open account
Annual Basis Point Fee per Fund Complex
1 basis point on the first $250 million
.75 basis points on the next $250 million
.50 basis points on the balance
Services Included in Annual Basis Point Fee
Telephone Calls
Voice Response Calls
Manual Shareholder Transaction & Correspondence
AML Base Service Fee
ACH Cycle Fee
Omnibus Account Transaction
Daily Valuation/Manual 401k Trade
Report Source – Client on-line access to fund and investor data. Includes set up and 2 user Ids.
NSCC System Interface
Short-Term Trader Reporting – Software application used to track and/or assess transaction fees that are determined to be short-term trades.
Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees.

Chief Compliance Officer Support Fee
$3,000 per year per fund complex
FANWeb Shareholder Internet Access
Annual Base fee-$12,000
$0.10 per inquiry
$0.50 per transaction
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average Fees are calculated pro rata and billed monthly.
The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed

Transfer Agent & Shareholder Services Additional Services Fee Schedule
Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
$15.00 per qualified plan account or Coverdell ESA account (Cap at $30.00 per SSN)
$25.00 per transfer to successor trustee
$25.00 per participant distribution (Excluding SWPs)
$25.00 per refund of excess contribution
$25.00 per reconversion/recharacterization
Additional Shareholder Paid Fees
$15.00 per outgoing wire transfer or overnight delivery
$5.00 per telephone exchange
$25.00 per return check or ACH or stop payment
$10.00 per statement year requested per account (This fee applies to research requests for statements older than the prior year)

CUSIP Setup
CUSIP Setup beyond the initial CUSIP – $1,500 per CUSIP
Expedited CUSIP Setup – $3,000 per CUSIP (Less than 35 days)

Fund Characteristic Change
Fund Name Change – $500 per fund/ per change
Fund CUSIP Change – $500 per fund/ per change

Digital Investor
Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. Digital Investor includes user interface which caters to a full range of connected devices, including tablets and smart phones. The standard implementation comes with advanced authentication, eCommerce inspired workflows, and a base package of transaction and maintenance functionality.
Digital Investor
−    Implementation – $20,000 per fund group
−    Annual Base Fee – $24,000 per year
Optional features with additional implementation fees and ongoing fees are available. A full feature list and quote is available upon request.
Activity (Session) Fees:
−    Inquiry – $0.15 per event
−    Login Challenge – $0.10 per event
−    Account Maintenance – $0.25 per event
−    Transaction – financial transactions, duplicate statement requests, etc. – $0.50 per event
−    New Account Set-up – $3 per event
−    Bank Verification Attempt – $3 per event

FAN Mail
Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.
Base Fee Per Management Company – file generation and delivery – $6,000 per year
Per Record Charge
-    Rep/Branch/ID – $.018
-    Dealer – $0.012
Price Files – $0.002 per record or $1.75 per user per month, whichever is less

Transfer Agent & Shareholder Services Additional Services Fee Schedule (Continued)
Vision Electronic Statement Services
Online account access for broker/dealers, financial planners, and RIAs.
Account inquiry
-Inquiry - $0.05 per event
-Vision ID - $5.00 per month per ID
Transaction Processing*
-Implementation Fee - $5,000 per Management Company
-Transaction – purchase, redeem, and exchange - $0.50 per event
-Monthly Minimum Charge - $500 per month
Electronic Statements*
-Implementation- $5,000 per fund group
-Load charges-$0.05 per image
-Archive charge (for any image stored beyond 2 years)-$0.015 per document
*Vision ID and event charges also apply.

Fund Source
Client Access to audited fund information, pricing, performance, literature, processing guidelines.
-$250 per Month – Unlimited Users

Electronic Correspondence
Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.
$6 per Email

Client Web Data Access
U.S. Bank client on-line access to fund and investor data through U.S. Bank technology applications and data delivery and security software.
STAT – Statement and Tax Form Storage & Retrieval
-Setup: $250 per user
-Support: $100 per user per month
ReportSource – Report and Data File Storage & Retrieval
-Setup: Included in initial fund setup on Transfer Agent system
-$150 per user per month
Additional Data Delivery Services
Ad Hoc/PowerSelect File Development
-Standard ad-hoc select: $300 per file
-Custom coded data for recurring, scheduled delivery: $200 per hour consultation and programming development
-Support: $100 per file per month for recurring files/reports scheduled for delivery via Report Source.
-Recurring files scheduled for delivery via Report Source.
Custom Electronic File Exchange (MFS delivery of standard TIP files)
-Setup: $3,000 one-time fee
-Support: $100 per file per month
File Delivery to Alternate Sales Reporting Provider
-Setup: $5,000 one-time fee
-Maintenance Fee: $300 per file per month

Chat Services
Implementation Fee – $10,000
Monthly Fee – $500 per month
Per Chat Fee – $10 per chat or $0.75 per minute of chat
Outbound Calling & Marketing Campaigns
Cost based on project requirements including hours, data sourcing and reporting.

Transfer Agent & Shareholder Services Additional Services Fee Schedule (Continued)
Electronic Form Delivery and Signature Capture
Implementation fee – $1,000 (includes 15 forms)
Additional setup fee – $75 for each additional form and email template
Form and fund logo modifications – $75 per form, $100 per updated Fund Logo
Monthly minimum fee – $100 per month
Per electronic envelope Fee – $6.00
Recordkeeping Application Access
Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers
-$1,500 implementation
-$500 per month
Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers
-    Cost varies depending upon location and bandwidth
TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.
-$500 implementation
-$200 per ID per month
TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.
-$2,500 implementation
-$350 per ID per month
TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.
-$1,000 implementation
-$200 per ID per month
Automated Work Distributor (AWD) – Image and workflow application.
-$13,500 implementation
-$400 per ID per month
Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.
-$1,500 implementation
-$200 per ID per month
PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.
-    $3,000 per month
Programming Services
$200 per hour (subject to change)
Charges incurred for customized services based upon fund family requirements including but not limited to:
-Fund setup programming (transfer agent system, statements, options, etc.)
-Customized service development
-Voice response system setup (menu selections, shareholder system integration, testing, etc.)
-All other client specific customization and/or development services

Cost Basis Reporting
Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
$1.00 per direct open account per year

Email Services
Services to capture, queue, monitor, service and archive shareholder email correspondence:
$1,500 setup per fund group
$500 per month administration
$5.00 per received email correspondence

Transfer Agent & Shareholder Services Additional Services Fee Schedule (Continued)
Dealer Reclaim Services
Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.
$1,000 per fund group per month

CTI Reporting
Integrated custom detailed call reporting – $250 per monthly report

Literature Fulfillment Services
Account Management/Database Administration
-$300 per month
-Receiving – $20 per SKU
-Order Processing – $6 per order
-Skid Storage – $20 per month per location
-Disposal – $20 per SKU
Inbound Teleservicing Only
-Account Management – $250 per month (OR)
-Call Servicing – $10.00 per call
Lead Source Reporting
-    $250 per month
Closed Loop Reporting
-Account Management – $500 per month
-Database Installation, Setup – $1,500 per fund group
Miscellaneous Expenses
-    Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.
Shareholder Call Review Analysis
Includes Call Sampling sent securely to client and Reporting of internal representative reviews.
$500 per Month

Mutual Fund Profile II Services
Initial data review and population as well as ongoing support of information on DTCC’s Mutual Fund Profile II site
Initial data population: $3,000 for less than 25 CUSIPS / $5,000 for 25 CUSIPS or more
Monthly maintenance: $1,000 per management company
Additional project fees may apply for events such as fund acquisitions, multiple fund/share class launches, share class charges and other large processing events outside of normal fund activity to be billed at rate of $250/hour

Dealer Survey Completion
Dealer fund survey requests – $150 per hour for completion and quality validation

Physical Certificate Processing
Services to support the setup and processing of physical certificated shares for a fund family:
$750 setup per fund group
$10.00 per certificate transaction

Fund Event* Services
Programming & File Delivery – $200/hour
Project Management/Analysis – $125/hour
Account Data Retention – $0.2083/account/month until purged*
CUSIP Data Retention – $125/CUSIP/month until purged*

*Fund Event are defined as Fund Liquidations, De-conversions, Mergers, Fully History Conversions (Manual and Systematic) and Non Taxable Reorganizations (into U.S. Bank or out to another Transfer Agent) *FINCEN regulations require account retention for 12 months following closing. Data is purged the first July after retention requirements have been fulfilled.

Transfer Agent & Shareholder Services Additional Services Fee Schedule (Continued)
MARS Sales Reporting & Compliance Services
Standard MARS Version 8i Implementation Cost
$35,000 – $50,000 MARS Sales Reporting Module, CRM Module or 22c-2 Compliance Module (Includes up to one year of DST/TA2000 data)
Standard MARS Version 8i Products & Services (Monthly fees)
$4,500 – $5,500 MARS Sales & Compliance Reporting (Includes 5 Sales & 5 Compliance Users)
$2,500 – $3,500 MARS Sales Reporting (Includes 5 Sales Users)
$2,500 – $3,000 MARS 22c-2 Compliance (Includes 5 Compliance Users)
$3,000 – $6,000 – Enhanced Services*
Includes up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests, compliance report monitoring/review/analysis, and business requirement analysis. Additional Enhanced Services support can be negotiated.
Standard Version 8i System Setup & Implementation Costs (One-time fee)
$20,000 – SalesForce.com Integration
$7,500 – Custom Data Interface
$2,500 – OmniSERV Setup
$2,500 – Standard Interface
$1,800 – Additional OmniSERV Interface
Standard Version 8i Licenses (Monthly Fee Per User)
$200 – Sales Reporting
$175 – 22c-2 Compliance
$150 – CRM
$75 – SFDC
Standard Version 8i Products & Services (Monthly Fee)
$500 – OmniSERV
$500 – Daily Transaction Load from Sales Portal
$250 – Monthly Asset Load from Sales Portal
$250 – SalesForce.com
Additional Version 8i Products & Services (Quoted Separately)
Albridge Analytics, CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, iPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), NSCC DTT Data Line, Profiling, and RIA Monthly Load.

MARS Lite Implementation Cost – Eligibility Based on AUM and Transaction Size
$20,000 – MARS Lite Base Sales Reporting Only (Includes up to one year of DST/TA2000 data)
MARS Lite Products & Services (Monthly fees based on AUM)
$3,000/month (AUM $0 – $99,999,999.99)
$3,500/month (AUM $100,00,000 – $249,999,999.99)
$4,000/month (AUM $250,000,000 – $399,999,999.99)
$4,500/month (AUM $400,000,000 – $499,999,999.99)
Once an AUM of $500,000,000 has been reached, additional fees will be negotiated. After an AUM range is surpassed, the monthly services fee would not decrease regardless of negative fluctuations.
Includes Enhanced Services up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests and business requirements analysis.
Base includes initial three dealer interfaces. Each additional interface is $250 per month.
Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $75 per month. No CRM real-time integration. No system access.

Additional MARS Lite System Setup & Implementation Costs (One-time fee)
$7,500 – Custom Data Interface
$2,500 – Standard Interface
$1,800 – OmniSERV Interface
Any System Upgrades & Enhancements (Quoted separately through a Statement of Work)

MARS Training

$2,500 /day plus travel and out-of-pocket expenses.
** Any additional costs that may be charged by intermediaries/NSCC for data fees are not included.

Transfer Agent & Shareholder Services Additional Services Fee Schedule (Continued)
Informa Shareholder Electronic Statement Services
Electronic Confirm Presentation
eCDLY will load shareowner daily confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view.
Document Loading, Storage, and Access – $0.08 per statement
Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement
Development & Implementation of Electronic Confirm Statements – $12,000 initial setup fee
Electronic Investor Statement Presentation
eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.
Document Loading, Storage, and Access – $0.08 per statement
Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement
Development & Implementation of Electronic Investor Statements – $5,000 initial setup fee
Electronic Tax Presentation
eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.
Document Loading, Storage, and Access – $0.08 per statement
Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement
Development & Implementation of Electronic Tax Statements – $5,000 initial setup fee
Electronic Compliance Presentation
eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.
Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement
Development & Implementation of Electronic Compliance Documents – $5,000 initial setup fee
Related Digital Investor Fees
View Consent Enrollment – $0.03 per transaction
Consent Enrollment – $0.13 per transaction
View Statements – $0.03 per view
Notes:
Statements presented as PDF documents
Statements will be loaded for all accounts, regardless of consent
Three year minimum term
Storage for two years included in Document Loading, Storage and Access fee. Archive fee of $0.015 per document per year for three years and greater, if desired
Digital Investor customization charges apply